Exhibit 99.1

Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE
March 31, 2010

Media General Engages Deloitte & Touche As Its Auditor

Richmond, VA - Media General (NYSE: MEG) announced today that the Audit Committee of its Board of Directors has engaged Deloitte & Touche LLP to serve as the company’s new independent registered public accounting firm for the fiscal year ending December 26, 2010.

The Audit Committee previously considered the qualifications of a number of auditing firms, including its then current firm Ernst & Young LLP, in the event the Committee determined that, consistent with best practices, a change would be in the company’s interest. It determined this year that such a change was appropriate. This decision was not the result of any disagreement between the company and Ernst & Young on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, or any other reason.

John A. Schauss, vice president and chief financial officer, said, “Media General has worked with Ernst & Young for many years, and we deeply appreciate their hard work on our behalf and their professionalism.” Noting Deloitte & Touche’s extensive experience with media clients, Mr. Schauss added, “The Audit Committee and the company are pleased to welcome Deloitte & Touche. Based on careful due diligence, we believe that they will provide our shareholders and the company an excellent combination of best-in-class auditing expertise, industry knowledge and outstanding customer service. We look forward to working with them for many years to come.”

Media General’s Class B shareholders will vote to ratify the selection of Deloitte & Touche at a special meeting that is expected to occur in the second quarter.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. Media General’s operations are organized in five geographic market segments and a sixth segment that includes interactive advertising services and certain other operations. The company’s operations include 18 network-affiliated television stations and their associated Web sites, three metropolitan and 20 community newspapers and their associated Web sites, and more than 200 specialty publications that include weekly newspapers and niche publications targeted to various demographic, geographic and topical communities of interest. Many of the company’s specialty publications have associated Web sites. Media General additionally operates three interactive advertising services companies: Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping Web site; and NetInformer, a leading provider of wireless media and mobile marketing services.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748